Exhibit 99.1

Clearwater Paper Adds New Board Member

Ann C. Nelson Joins the Board

SPOKANE, Wash.--(BUSINESS WIRE)--May 1, 2020--Clearwater Paper Corporation (NYSE: CLW) today announced that Ann C. Nelson has been elected to the company’s board of directors, effective May 13, 2020.

“We are excited to welcome Ms. Nelson to our board and look forward to her perspectives and contributions,” said Alexander Toeldte, chair of the board. “Ann’s deep knowledge of and experience with a broad range of industries, including forest products, as well as her expertise in the areas of auditing, accounting and financial reporting, internal controls and corporate governance will be invaluable to Clearwater Paper.”

Ms. Nelson served in various positions with KPMG LLP, an accounting and audit services company, from August 1982 through September 2019. She was a lead audit partner from 1994 through 2019 on a variety of global publicly-traded companies in a variety of industries, including forest products (REIT’s, timber/timberlands, wood products, and pulp, paper and packaging), other manufacturing, transportation, and retail.

Ms. Nelson has been appointed to the class of directors whose term of office will expire at the 2022 annual meeting. It is expected she will be nominated for election to a three-year term at the end of her respective term. With this addition, Clearwater Paper’s board will consist of eight directors, seven of whom meet New York Stock Exchange standards for independence.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and nominations of the new director. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

Contacts

(News media)
Shannon Myers
509.344.5967

(Investors)
Solebury Trout
509.344.5906